Amended and Restated Offer to Purchase for Cash
       Up to $5,000,000 Aggregate Principal Amount of its Outstanding
           5.75% Convertible Subordinated Notes due April 1, 2005
                        CUSIP # 685725AA1, 685725AB9
                     ISIN # US685725AA18, US685725AB90
       at a Purchase Price Not Greater than $ 650 Nor Less than $ 500
   Per $1,000 Principal Amount, Plus Accrued and Unpaid Interest Thereon


         The offer, proration and withdrawal rights will expire at 12:00 midnight, New York City time, on December 31, 2002, unless the Offer is extended.

         This Amended and Restated Offer to Purchase (the "Offer") amends and restates the Offer to Purchase, dated December 2, 2002 and previously furnished to holders of the Notes (as defined below).

         Orckit Communications Ltd., a corporation organized under the laws of Israel ("Purchaser"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer, up to $5,000,000 aggregate principal amount of outstanding 5.75% Convertible Subordinated Notes due April 1, 2005 of Purchaser (the "Notes") at a price not greater than $650 nor less than $500 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase at prices determined by the "Modified Dutch Auction" procedure described below.

         The lowest price in the price range listed above for the Notes is referred to as the "Minimum Offer Price." The maximum aggregate principal amount listed above for the Notes is referred to as the "Offer Amount." The Offer Amount is about 11% of the aggregate outstanding principal amount of the Notes as of September 30, 2002.

         Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in the Offer in the order of lowest to highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Notes and will select the single lowest price so specified (the "Purchase Price") that will enable the Purchaser to purchase the Offer Amount (or, if less than the Offer Amount is validly tendered (and not withdrawn), all Notes so tendered). Purchaser will pay the same Purchase Price for all Notes validly tendered (and not withdrawn) at or below the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms of the Offer. The Purchase Price will be the maximum and only amount that Purchaser will pay for Notes tendered in this Offer. Purchaser reserves the right, in its sole discretion, to purchase more than $5,000,000 aggregate principal amount of outstanding Notes in the tender offer, subject to applicable law.

         In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined herein) at or below the Purchase Price exceeds the Offer Amount, then Purchaser will accept for payment the Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

         If your Notes are held by a custodian bank, depositary, brokerage firm, trust company, or other nominee, which requires written instructions, you may be required to complete the Noteholder's Instruction Form (BLUE) to indicate the manner of your tender.

         To tender your Notes, you must instruct your broker or bank through which the Notes are held to tender the Notes on your behalf and whether to specify the price at which such Notes should be tendered.

         If you tender your Notes and do not indicate a tender price, you will receive the Purchase Price determined through the "Modified Dutch Auction" procedure, subject to possible proration. If all Notes are tendered without indicating a tender price, then Purchaser will only pay the Minimum Offer Price. Because some or all of your Notes will be purchased if you tender your Notes without indicating a tender price, Purchaser refers to this as a "Maximum Price Tender" to indicate that you will receive the maximum tender price that Purchaser will pay for tendered Notes.

         If you tender your Notes and indicate a tender price, you will be competing against any other tendering holders that choose to indicate a tender price. If the tender price you indicate is higher than the Purchase Price determined through the "Modified Dutch Auction" procedure, none of your Notes will be purchased. Because indicating a tender price places you in competition with other tendering holders and because you run the risk of having none of your tendered Notes purchased by Purchaser if your tender price is too high, Purchaser refers to this as a "Competitive Tender."

         The Offer is not conditioned on the tender of any minimum principal amount of Notes. The Offer is, however, subject to other conditions. See Item 10, "Conditions to the Offer."

         Our Board of Directors has approved the Offer. However, neither we, our Board of Directors or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the price or prices at which your Notes should be tendered.

December 16, 2002


                              IMPORTANT

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document. If given or made, any recommendation or any such information or representation must not be relied upon as having been made by us.

         This Offer to Purchase does not constitute an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of Purchaser or any subsidiaries of Purchaser since the date hereof.

         This Offer to Purchase contains important information which should be read before any decision is made with respect to the Offer.

         This Offer to Purchase has not been reviewed by any federal or state securities commission or regulatory authority, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful and may be a criminal offense.

                      -------------------------------

         Questions and requests for assistance or for additional copies of this Offer to Purchase and related materials or any document incorporated herein by reference may be directed to Ruth Campbell of Bondholder Communications Group, which is acting as Information Agent in connection with the Offer (the "Information Agent"), at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and related materials may also be directed to brokers, dealers, commercial banks or trust companies. Material is also posted on the Internet at www.bondcom.com/orckit.


                           AVAILABLE INFORMATION

         Purchaser is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."


                  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Purchaser with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

o Annual Report of Purchaser on Form 20-F for the fiscal year ended December 31, 2001; and
o Current Reports of Purchaser on Form 6-K filed January 28, 2002, February 5, 2002, April 24, 2002, May 22, 2002, July 18, 2002,
     September 5, 2002, October 23, 2002, October 24, 2002, November 14, 2002 and November 26, 2002.

         You can obtain any document incorporated herein by reference by contacting the Commission as described above under "Available Information" or Purchaser at 126 Yigal Allon Street, Tel Aviv, Israel, 67443, telephone (972-3) 696-2121; Attention: Aviv Boim, Chief Financial Officer. Purchaser will provide the documents incorporated by reference, without charge, upon written or oral request. If exhibits to the documents incorporated by reference are not themselves specifically incorporated by reference in this Offer to Purchase, then those exhibits will not be provided.


                         FORWARD-LOOKING STATEMENTS

         This Offer to Purchase and the documents incorporated by reference herein include "forward-looking statements." All statements other than statements of historical facts are "forward-looking statements" for purposes of these provisions, including:

     o    any projections of earnings or of other financial items;

     o any statements of the plans, objectives or expectations of management regarding future operations;

     o any statements concerning proposed new products, market acceptance or services;

     o    any anticipated trends in our business;

     o any statements regarding future economic conditions or performance; and

     o    any statement of assumptions underlying any of the foregoing.

         In some cases, forward-looking statements can be identified by the use of terminology such as "may," "will," "expects," "plans,"
"anticipates," "estimates," "potential," or "continue" or the negative thereof or other comparable terminology.

         As a result of various factors and inherent risks and uncertainties, including the risks discussed in the "Risk Factors" section of our Form 20-F for the fiscal year ended December 31, 2001, actual results could differ materially from those projected or assumed in the forward-looking statements. See Item 4 of this Offer to Purchase for a discussion of certain information and recent developments relating to the Purchaser. Purchaser undertakes no obligation to publicly update or revise these forward-looking statements or reason why actual results might differ.


                             TABLE OF CONTENTS



SUMMARY TERM SHEET................................................................................................1
THE OFFER.........................................................................................................4
1.    PURPOSE OF THE OFFER........................................................................................4
2.    TERMS OF THE OFFER..........................................................................................4
3.    CERTAIN SIGNIFICANT CONSIDERATIONS..........................................................................6
4.    CERTAIN INFORMATION CONCERNING PURCHASER....................................................................8
5.    ACCEPTANCE OF NOTES FOR PAYMENT; ACCRUAL OF INTEREST........................................................9
6.    PROCEDURES FOR TENDERING NOTES.............................................................................10
7.    DETERMINATION OF VALIDITY..................................................................................11
8.    WITHDRAWAL OF TENDERS......................................................................................12
9.    SOURCE AND AMOUNT OF FUNDS.................................................................................12
10.    CONDITIONS TO THE OFFER...................................................................................13
11.    TAX CONSIDERATIONS........................................................................................14
12.    THE INFORMATION AGENT.....................................................................................16
13.    SOLICITATION..............................................................................................16
14.    FEES AND EXPENSES.........................................................................................17
15.    REIMBURSEMENT OF NOMINEE OF FORWARDING EXPENSES...........................................................17
16.    MISCELLANEOUS.............................................................................................17


                             SUMMARY TERM SHEET

         We are providing this summary term sheet for your convenience. It highlights certain material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. We urge you to read the entire document because it contains the full details of the tender offer.

Who is offering to purchase my Notes? .........      Orckit Communications Ltd., the issuer of your 5.75%
                                                     Convertible Subordinated Notes due April 1, 2005, is offering to purchase your Notes.

What principal amount of the total issue of
Notes is being purchased? .....................      We are offering to purchase for cash, at a price determined by the "Modified Dutch Auction" procedure described in this Offer to Purchase, and within the purchase price range described below, up to $5,000,000 aggregate principal amount of our
                                                     outstanding Notes. We call this amount the "Offer Amount."
                                                     This is about 11% of the aggregate outstanding principal
                                                     amount of our Notes as of September 30, 2002.

                                                     We expressly reserve the right, in our sole discretion, to purchase more than $5,000,000 aggregate principal amount of outstanding Notes in the tender offer, subject to applicable law.

What will be the purchase price for my
Notes?.........................................      We are offering to purchase your Notes for cash at a price not greater than $650 nor less than $500 per $1,000 principal
                                                     amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase.

                                                     We will determine the exact price offered using a "Modified
                                                     Dutch Auction" procedure. As is described further below, in this procedure you are permitted to tender your Notes at any price within the $500 to $650 range. When we refer to the
                                                     "Purchase Price," we mean the lowest price at which, based on the number of Notes tendered and the prices specified by the tendering holders, we can purchase the Offer Amount. The
                                                     Purchase Price will not be greater than $650 nor less than
                                                     $500 per $1,000 principal amount. We will pay this Purchase
                                                     Price in cash, plus accrued and unpaid interest thereon to, but not including, the date on which we purchase your Notes, for all of your Notes we purchase under the Offer, even if some of your Notes are tendered below the Purchase Price.

How do I set my purchase price?..............        To tender your Notes, you must instruct your broker or bank through which the Notes are held to tender your Notes and
                                                     whether to specify the price at which such Notes should be tendered. Your tender price can be indicated through one of two pricing methods.

                                                     You may indicate the price at which you wish to tender your
                                                     Notes, within the range specified above. Indicating a specific tender price is sometimes referred to as a "Competitive
                                                     Tender." If you select a specific tender price and that price is higher than the price we elect to pay, we will not purchase your Notes.

                                                     Alternatively, you may elect not to specify a tender price, in which case you will be deemed to have specified the lowest price in the range specified above. Tendering your Notes
                                                     without indicating a specific tender price is sometimes
                                                     referred to as a "Maximum Price Tender." If you tender your
                                                     Notes without indicating a tender price, we will purchase your
                                                     Notes, subject to proration, at the price determined through the "Modified Dutch Auction" procedure, which will be the
                                                     maximum amount that we will pay for any tendered Notes. If the price that we elect to pay for your Notes is higher than the
                                                     Minimum Offer Price, you will receive the higher purchase
                                                     price for your Notes.

What if not enough Notes are tendered?.......        There is no minimum number of Notes that need to be tendered as a condition to the Offer. If less than the Offer Amount is validly tendered, all Notes tendered will be accepted and the highest Purchase Price will be paid to all tendering holders.

What if more Notes are tendered than
the Offer Amount?............................        In the event that the amount of Notes validly tendered prior to the Expiration Date (as defined below) at or below the
                                                     Purchase Price exceeds the Offer Amount, then we will accept for payment those Notes that are validly tendered for the
                                                     highest price with out specifying a price and those Notes that are validly tendered at or below the Purchase Price on a pro rata basis from among the tendered Notes. In all cases, we will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of
                                                     $1,000.

When does this Offer expire?.................        The Offer expires at 12:00 midnight, New York City time, on
                                                     December 31, 2002, unless the Offer is extended. We refer to this time and date as the "Expiration Date."

When will I get paid?........................        Payments will be made promptly following the Expiration Date for the Offer.

How will you pay for my Notes?...............        The funds required to consummate the Offer are from our
                                                     available cash.

Are there any conditions to the Offer?.......        The Offer has no condition that a minimum principal amount of
                                                     Notes be tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is conditioned upon the satisfaction of the general conditions set forth in Item 10, "Conditions to the Offer."

How do I tender my Notes?....................        All of the Notes are held in book-entry form through banks and brokers. Therefore, to tender your Notes, you must contact your broker, dealer, commercial bank, trust company or other nominee and direct them to do so.

If I change my mind, can I withdraw
my tender of Notes?..........................        Tenders of Notes may be withdrawn at any time prior to the
                                                     Expiration Date. No consideration shall be payable in respect of Notes so withdrawn. In addition, if we have not paid for your Notes by January 29, 2003, you may also withdraw your
                                                     Notes.

What if I do not want to tender my Notes?....        Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the
                                                     Offer, the aggregate principal amount of Notes that remain outstanding may be noticeably reduced. This may adversely
                                                     affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes,
                                                     including the covenants and other protective provisions
                                                     contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought.

Has the Board of Directors approved the
Offer?.......................................        Yes, our Board of Directors has approved the Offer. However, neither we, our Board of Directors or the Information Agent makes any recommendation to you as to whether you should
                                                     tender or refrain from tendering your Notes or as to the price or prices at which you may choose to tender your Notes.

Are there federal tax implications if I
tender my Notes?.............................        If you are a resident or a tax payer in the United States, the receipt of cash for Notes pursuant to the Offer will generally be a fully taxable transaction for U.S. federal income tax purposes. You will likely have to pay a tax on any gain from the sale. You are urged to consult your own tax advisors as to the specific tax consequences to you of the Offer.

Who is the Information Agent?................        Bondholder Communications Group is serving as Information
                                                     Agent in connection with the Offer. Its address and telephone numbers are set forth on the back cover of this Offer to
                                                     Purchase.


                                 THE OFFER

1.       Purpose of the Offer

         Purchaser is making the Offer to reduce the principal amount of its outstanding indebtedness and its ongoing debt service obligations. Any Notes accepted for payment by Purchaser in the Offer will be cancelled upon the surrender of such Notes to Purchaser. The funds required for Purchaser to consummate the Offer are from its available cash.

2.       Terms of the Offer

         Offer and Purchase Price; Modified Dutch Auction Procedure. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), Purchaser is offering to purchase for cash, up to $5,000,000 aggregate principal amount of outstanding Notes at a price not greater than $650 nor less than $500 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of purchase at prices determined by the "Modified Dutch Auction" procedure described below.

         The CUSIP and other clearing reference number(s) for the Notes are CUSIP Nos. 685725AA1, 685725AB9 and ISIN Nos. US685725AA18, US685725AB90.

         The lowest price in the price range listed above is referred to as the "Minimum Offer Price" for the Notes. The highest price in the price range listed above is referred to as the "Maximum Offer Price" for the Notes. The maximum aggregate principal amount listed above for the Notes is referred to as the "Offer Amount."

         Under the "Modified Dutch Auction" procedure, Purchaser will accept Notes validly tendered (and not withdrawn) in the Offer in the order of the lowest to the highest tender prices specified or deemed to have been specified by tendering holders within the price range for the Notes subject to the Offer. Purchaser will select the Purchase Price, which is the single lowest price so specified that will enable Purchaser to purchase the Offer Amount of the Notes (or, if less than the Offer Amount is validly tendered (and not withdrawn), all Notes so tendered). Purchaser will pay the same Purchase Price for all Notes validly tendered (and not withdrawn) at or below the Purchase Price.

         If you tender your Notes and do not indicate a tender price, you will receive the Purchase Price determined through the "Modified Dutch Auction" procedure, subject to possible proration. If all Notes are tendered without indicating a tender price, then Purchaser will only pay the Minimum Offer Price. Because some or all of your Notes will be purchased if you tender your Notes without indicating a tender price, Purchaser refers to this as a "Maximum Price Tender" to indicate that you will receive the maximum tender price that Purchaser will pay for tendered Notes.

         If you tender your Notes and indicate a tender price, you will be competing against any other tendering holders that choose to indicate a tender price. If the tender price you indicate is higher than the Purchase Price determined by the "Modified Dutch Auction" procedure, none of your Notes will be purchased. Because indicating a tender price places you in competition with other tendering holders and because you run the risk of having none of your tendered Notes purchased by Purchaser if your tender price is too high, Purchaser refers to this as a "Competitive Tender."

         The Offer Amount is about 11% of the aggregate outstanding principal amount of Notes. The aggregate principal amount of Notes outstanding as of September 30, 2002, was approximately $45.5 million.

         Proration. In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, Purchaser will accept for payment such Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

         Any principal amount of Notes tendered but not purchased pursuant to the Offer, including Notes tendered pursuant to the Offer at prices greater than the Purchase Price and Notes not purchased because of proration, will be returned to the tendering holders at Purchaser's expense as promptly as practicable following the earlier of the Expiration Date (as defined below) or the date on which such Offer is terminated.

         In the event that proration of tendered Notes is required, Purchaser will determine the final proration factor as soon as practicable after the Expiration Date. Although Purchaser does not expect to be able to announce the final results of such proration until approximately three business days after the Expiration Date, Purchaser will announce preliminary results of proration by press release as soon as practicable after the Expiration Date. Holders may obtain such preliminary proration information from the Information Agent. Rule 14e-1(c) under the Exchange Act requires that Purchaser pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of such Offer.

         Conditions. The Offer does not have as a condition that a minimum principal amount of Notes be tendered in the Offer. Purchaser's obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is conditioned upon the satisfaction of the conditions set forth in Item 10, "Conditions to the Offer." If by the Expiration Date any or all of such conditions have not been satisfied, Purchaser reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by making public disclosure of such extension or amendment to the extent required by law or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the Commission, purchase Notes validly tendered pursuant to that Offer.

         Expiration of the Offer. The Offer will expire at 12:00 midnight, New York City time, on December 31, 2002, unless extended by Purchaser (such time and date with respect to the Offer, as it may be extended, the "Expiration Date").

         Amendment; Extension; Waiver; Termination. Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Item 10, "Conditions to the Offer," shall have occurred or shall have been determined by Purchaser to have occurred, to extend the period of time in which the Offer is open and thereby delay the acceptance of any Notes by giving oral, written or electronic notice of such extension to the holders of the Notes or by making a public announcement of such extension. Purchaser also expressly reserves the right, in its reasonable judgment, prior to the Expiration Date to terminate or amend the Offer or to postpone its acceptance of any Notes tendered upon the occurrence of any of the conditions specified in Item 10, "Conditions to the Offer," by giving oral, written or electronic notice of such termination, amendment or postponement to the holders of the Notes or by making a public announcement of such termination, amendment or postponement.

         In addition to the rights reserved above and subject to compliance with applicable law, Purchaser further reserves the right, in its sole discretion, and regardless of whether any event set forth in Item 10, "Conditions to the Offer," shall have occurred or shall have been determined by Purchaser to have occurred, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment.

         There can be no assurance that Purchaser will exercise its right to terminate or amend the Offer. Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for payment by Purchaser.

         If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional materials relating to the Offer and extend the Offer to the extent required by law. In addition, Purchaser may, if it deems appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date Purchaser first gives notice of such increase or decrease to holders of Notes subject to the Offer, by public announcement or otherwise.

         Any extension, amendment or termination of the Offer by Purchaser will be followed as promptly as practicable by public announcement thereof. Without limiting the manner in which Purchaser may choose to make such announcement, Purchaser will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to DTC and to Bloomberg Financial Markets or such other means of announcement as Purchaser deems appropriate.

         Rule 13e-4 promulgated under the Exchange Act generally prohibits Purchaser and its affiliates from purchasing Notes other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer.

         If Purchaser materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition to the Offer, Purchaser will disseminate additional information and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act.

         Pursuant to Rule 13e-4 under the Exchange Act, Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (the "Schedule TO") which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under "Incorporation of Documents by Reference" in this Offer to Purchase.

3.       Certain Significant Considerations

         The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether to tender Notes pursuant to the Offer.

         Position of Purchaser Concerning the Offer. Neither of Purchaser, its Board of Directors nor the Information Agent makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder's Notes and neither of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender and the price at which to tender.

         Substantial Existing Indebtedness. Purchaser has substantial existing debt. At September 30, 2002, the outstanding amount of indebtedness (excluding trade payables and accrued liabilities) of Purchaser and its subsidiaries was approximately $46.6 million.

         Although the Notes purchased pursuant to this Offer will decrease the Purchaser's outstanding indebtedness, the Purchaser will continue to have substantial indebtedness after the Offer is consummated. The amount of Purchaser's indebtedness and restrictions contained in the indenture governing the Notes may limit Purchaser's ability to effect future financings in the event Purchaser should deem it necessary or desirable to raise additional capital. Furthermore, Purchaser is engaged in developing and marketing products targeted to telecommunications carriers, a market segment which has recently experienced and is expected to continue experiencing significant reduction and volatility in equipment purchase orders. Additionally, Purchaser's revenues from the sale of DSL products have declined significantly and are expected to continue to decline through fiscal year 2003. There can be no assurance that Purchaser will have sufficient earnings, access to liquidity or cash flow in the future to meet its debt service obligations under the Notes that remain outstanding following consummation of the Offer.

         For additional information about Purchaser's indebtedness, capitalization and financial condition, see Purchaser's Annual Report on Form 20-F for the fiscal year ended December 31, 2001 and the other information incorporated by reference herein. See "Available Information," "Incorporation of Documents by Reference," and "Certain Information Concerning Purchaser."

         Recent Repurchases of Notes. Purchaser has, from time to time, repurchased its outstanding Notes in privately negotiated transactions, pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933. The following repurchases were made in the 60 days prior to December 2, 2002:

o On October 3, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $200,000 aggregate principal amount of Notes at a price of $580 per $1,000 principal amount of Notes.

o On October 7, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $50,000 aggregate principal amount of Notes at a price of $585 per $1,000 principal amount of Notes.

o On October 9, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $1,250,000 aggregate principal amount of Notes at a price of $650 per $1,000 principal amount of Notes.

o On October 11, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $400,000 aggregate principal amount of Notes at a price of $600 per $1,000 principal amount of Notes.

o On October 16, 2002, Purchaser completed two privately negotiated transactions in which it repurchased a total of $187,000 aggregate principal amount of Notes at a price of $558 per $1,000 principal amount of Notes.

o On October 18, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $5,000,000 aggregate principal amount of Notes at a price of $603 per $1,000 principal amount of Notes.

o On November 21, 2002, Purchaser completed a privately negotiated transaction in which it repurchased $50,000 aggregate principal amount of Notes at a price of $613 per $1,000 principal amount of Notes.

         Limited Trading Market. The Notes are not listed on any national or regional securities exchange. To the knowledge of Purchaser, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. To the extent a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of Purchaser and its subsidiaries and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

         Effects of the Offer on the Market for Notes. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer.

         Conditions to the Consummation of the Offer and Related Risks. Each of the conditions to the Offer is described in more detail in Item 10, "Conditions to the Offer." There can be no assurance that such conditions will be met or that, in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

         Treatment of Notes Not Tendered in the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the indenture governing the Notes, will remain unchanged. No amendment to the indenture is being sought. From time to time in the future, Purchaser or Purchaser's subsidiaries may acquire Notes that are not tendered in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, Purchaser may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that it is permitted to do so under the indenture governing the Notes. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Purchaser or any of Purchaser's subsidiaries will choose to pursue in the future.

4.         Certain Information Concerning Purchaser

           Purchaser was incorporated in 1990 in Israel. Purchaser designs, develops, manufactures and markets advanced telecom equipment targeting high capacity broadband services. Purchaser's products in development are based on Digital Subscriber Line, commonly called DSL technology and Resilient Packet Ring, commonly called RPR, technology. DSL systems allow the transmission of data at very high speeds over the standard copper wires that bring telephone services to homes and small businesses. DSL systems allow telephone companies to provide efficient, high-speed digital transmission of data, voice and video over the last mile of the existing telephone network at low cost. RPR technology is being used to design products that will deliver highly efficient packet transmission supporting Ethernet services and traditional SONET/SDH services.

         Purchaser is a majority shareholder of Corrigent Systems, a developer of RPR-based products. Corrigent is developing a metro transport product that is being designed as a cost-effective transport solution, supporting data services and a range of traditional voice services required by telephone companies. Corrigent's products are currently in lab trial with telecom carriers.

         Purchaser is also a majority shareholder of Spediant Systems, a developer of DSL-based access solutions. Spediant is developing a Multi-Pair DSL, commonly called MLDSL, solution that is being designed to allow telecommunications carriers to deliver to business customers fiber-speed bandwidth and services over existing copper wire infrastructure. Spediant's product which is in the development stage, is expected to be available for lab trials in early 2003.

         Purchaser's revenues currently consist primarily of sales of Assymetric Digital Subscriber Line, or ADSL, products. Purchaser's revenues from the sale of ADSL products declined significantly in 2002. Purchaser expects insignificant revenues in 2003 from its legacy ADSL products. The market for the products being developed by Corrigent and Spediant may be adversely affected by the weak telecom environment, a decrease in capital expenditures, and long cycle for acceptance of new technology and new products by telecom carriers. Accordingly, Purchaser does not expect to recognize commercial revenues from sales of products developed by Corrigent or Spediant before 2004.

         Recent Developments. Purchaser's ordinary shares are listed on the Nasdaq National Market. To maintain such listing, Purchaser must meet certain continued inclusion requirements. Specifically, pursuant to Rule 4450(a)(5) of the Nasdaq Market Place Rules, Nasdaq will consider delisting a company whose listed securities have a bid price of less than $1.00 for 30 consecutive trading days. In August 2002, the Purchaser was notified by Nasdaq that it had failed to meet the $1.00 minimum bid price for 30 consecutive days and was being considered for delisting and that the Purchaser had until November 29, 2002 to comply with the listing standard. At the Purchaser's Annual Shareholders' Meeting on November 12, 2002, the Purchaser's shareholders authorized amendments to the Memorandum and Articles of Association that gave the Board of Directors of Purchaser authority to effect a reverse share split. Following this authorization, the Board of Directors of Purchaser approved a reverse share split in the ratio of one-for-five. The record date for the reverse share split was November 26, 2002 and the share split was effective for trading purposes on November 27, 2002. On November 27, 2002, the closing price per share of Purchaser's ordinary shares on the Nasdaq National Market was $4.10.

         The Purchaser authorized the reverse share split in order to regain compliance with the Nasdaq National Market's requirements for continued listing. However, there is no assurance that Purchaser will comply with the Nasdaq National Market's continued listing requirements in the future. If Purchaser's ordinary shares were delisted from Nasdaq for any reason, it would reduce Purchaser's liquidity and could seriously reduce the value of Purchaser's ordinary shares, reduce its ability to raise additional financing and limit its use of equity instruments to satisfy outstanding obligations.

         Following the share split, each $1,000 principal amount of convertible subordinated notes is convertible into 2.3496 of Purchaser's ordinary shares. Upon a conversion, a holder would also be entitled to receive 11.7481 ordinary shares of Tioga Technologies, Ltd.

         Purchaser 's principal offices are located at 126 Yigal Allon Street, Tel Aviv, Israel, 67443, and its telephone number is (972-3) 696-2121. Purchaser's website is located at WWW.ORCKIT.COM. The information on Purchaser's website does not constitute part of this Offer to Purchase and is not incorporated by reference into this Offer to Purchase.

5.       Acceptance of Notes for Payment; Accrual of Interest

         Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Purchaser will accept for payment, and thereby purchase, all Notes validly tendered (and not withdrawn) at or below the Purchase Price pursuant to the Offer, on or prior to the Expiration Date, subject to proration.

         In the event that the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, Purchaser will accept for payment such Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such tendered Notes. In all cases, Purchaser will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

         Purchaser will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered Notes that are subject to the Offer, if, as and when Purchaser makes a public announcement including written notice to DTC and Bloomberg Financial Markets of Purchaser's acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment of Notes accepted for purchase in the tender offer will be made only after delivery of such Notes and corresponding Agent's Messages into the DTC ATOP account pursuant to the procedures set forth herein.

         In all cases, for purposes of the tender offer, we will have accepted for payment validly tendered Notes only if, as and when we give written notice of acceptance to DTC and Bloomberg Financial Markets. We will make payment for Notes accepted for payment in the tender offer promptly following the Expiration Date by deposit of the purchase price with DTC in immediately available funds. We expect that, in accordance with their standard operating procedures, DTC will transmit the purchase price, plus accrued interest, in immediately available funds to each of the participating banks and brokerage firms having delivered the Notes on behalf of beneficial owners for delivery to such beneficial owners. In no event will we or the information agent have any responsibility or liability for the ultimate distribution of the purchase price plus any interest accrued thereon, by DTC to their participants or from the participants to the tendering Noteholders, nor will any additional interest be payable by us because of any delay in the transmission of funds from DTC to their participants or from the participants to the beneficial owners of the Notes.

         If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason or certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be credited to the account maintained at DTC from which those Notes were delivered, promptly following the Expiration Date or termination of the Offer.

         Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering holders to receive consideration pursuant to the Offer.

         Purchaser will pay fees and expenses of the Information Agent in connection with the Offer.

         Accrual of Interest. Holders who tender Notes, whose Notes are accepted for payment pursuant to the Offer, will receive a cash payment of accrued but unpaid interest on such Notes to, but not including, the date of purchase.

         Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased Notes or otherwise.

6.       Procedures for Tendering Notes

         In order to receive the purchase price:

         o    the tender offer must be consummated; and

         o you must validly tender (and not withdraw) your Notes into the ATOP account at DTC.

         If you validly tender Notes on or before the expiration date, then, if the tender offer is consummated, you will receive the purchase price.

         Your tender of Notes (and our subsequent acceptance of the tender) in accordance with one of the procedures set forth below will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions set forth herein.

         The procedures by which Notes may be tendered will depend upon the manner in which the Notes are held.

         Procedures for Noteholders Whose Notes are Held Through a Bank, Brokerage Firm, or other Nominee

         To effectively tender Notes that are held by a custodian bank, depositary, brokerage firm, trust company, or other nominee, you must instruct your bank or broker to tender the Notes on your behalf prior to the expiration date. You must also instruct your bank or broker whether to specify the price at which such Notes should be tendered. Some nominees may act upon verbal instructions from you, while others may require written instructions, such as a Noteholder's Instruction Form (BLUE). Please check with your account executive or broker to determine their preferred procedure for instructing them to tender on your behalf.

         Procedures for DTC Participants

         Within several days after the launch of the tender offer, we will set up an ATOP account at DTC through the information agent. To effectively tender Notes that are held through DTC, DTC participants must tender Notes into such ATOP account.

         DTC participants must cause DTC to transmit to the information agent an ATOP Agent's Message containing or confirming:

         o that a book-entry transfer of the tendered Notes to the ATOP account has taken place; and

         o the name of the tendering beneficial owner or fund manager with respect to any beneficial owner owning (or any fund manager managing) more than $1,000,000 of the Notes.

         A transmission of the Notes and the Agent's message via ATOP and delivery by DTC to and receipt by the information agent of the related Agent's Message will be deemed to be a valid tender.

         Unless the information agent receives confirmation of delivery of Notes into the ATOP account and a properly executed Agent's Message on or prior to the expiration date, we may, at our option, treat a tender of Notes as defective for purposes of the right to receive the purchase price.

         For purposes of determining the timeliness of the delivery of an Agent's Message actually received by the information agent, the time and date contained in the Voluntary Offering Instruction ("VOI") number assigned to such Agent's Message by DTC shall be deemed the time and date of the tender of the Notes.

         Specification of Purchase Price. Holders desiring to tender their Notes in the Offer may either (a) indicate the specific price at which Notes are being tendered, within the range specified above for such Notes, or (b) not specify a price, in which case the holder will be receiving the highest price paid by Purchaser. Holders that do not indicate a specific price will be deemed to have specified the Minimum Offer Price in respect of such Notes being tendered and to accept the Purchase Price determined by the "Modified Dutch Auction" procedure in accordance with the terms of the Offer. A holder may tender different portions of the principal amount of its Notes at different prices; however, a holder may not specify prices for an aggregate principal amount of Notes in excess of the aggregate principal amount of Notes held by such holder. To tender Notes properly, only one price within the price range (or no price) may be specified in your instructions submitted through your bank or broker. If you tender your Notes and indicate a tender price, you will be competing against any other tendering holders that choose to indicate a tender price. If the specific tender price indicated by a holder is higher than the Purchase Price set through the "Modified Dutch Auction" procedure, that holder's Notes will not be purchased. Because indicating a tender price places a holder in competition with other tendering holders and because a holder runs the risk of having none of the tendered Notes purchased by Purchaser if the holder's tender price is too high, Purchaser refers to this as a "Competitive Tender."

         Tendering Without Specifying a Price. As described above, a holder may tender Notes in the Offer without specifying a tender price in respect of any or all of such Notes. Tenders of Notes made in this manner will be accepted by Purchaser before any other tenders of Notes in the Offer that specify a tender price above the Minimum Offer Price. Holders who have tendered Notes in the Offer without specifying an offer price and whose Notes are accepted will receive the Purchase Price, subject to any proration. If all Notes are tendered without indicating a tender price, then Purchaser will only pay the Minimum Offer Price. Because some or all of the Notes tendered without indicating a purchase price will be purchased, subject to proration, Purchaser refers to this as a "Maximum Price Tender" to indicate that a tendering holder will receive the maximum tender price that Purchaser will pay for tendered Notes.

         Tender of Notes. The tender by a holder of Notes pursuant to the Offer (and subsequent acceptance of such tender by Purchaser) pursuant to one of the procedures set forth below will constitute a binding agreement between such holder and Purchaser with respect to the Offer in accordance with the terms and subject to the conditions set forth herein.

7.       Determination of Validity

         We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Notes and withdrawal of tendered Notes. Our determination will be final and binding. We reserve the absolute right to reject any Notes not properly tendered or, in the case of Notes, any Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of particular Notes. Our interpretation of the terms and conditions of the tender offer, including the instructions received by the Information Agent, will be final and binding on all parties. Unless waived by us, all defects or irregularities in connection with tenders of Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Notes, neither the information agent nor we will incur any liability for failure to give such notification. Tenders of Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Notes received in the DTC ATOP account that are not properly tendered or delivered and as to which the defects or irregularities have not been cured by the tendering holder or waived by us will be returned to the tendering holder, as soon as practicable following the expiration date or settlement date.

         Compliance with "Short Tendering" Rule. It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Notes for his or her own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) causes such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         A tender of Notes in the Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and Purchaser with respect to the Offer upon the terms and subject to the conditions of the Offer, including the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty that (a) such holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4.

         No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of Purchaser, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

8.       Withdrawal of Tenders

         A tender of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment by Purchaser pursuant to the Offer, may be withdrawn at any time after 5:00 p.m., New York City time, on January 29, 2003, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Item 8, tenders of Notes pursuant to the Offer are irrevocable.

         If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after Purchaser's acceptance for payment of Notes) or Purchaser is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, Purchaser may (without prejudice to its rights set forth herein) instruct DTC to retain tendered Notes, and such Notes may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). Promptly following any such instruction, Purchaser will make a public announcement regarding such instruction.

         Tenders of Notes may be validly withdrawn at any time at or prior to the expiration date. Tenders of Notes received at or prior to the expiration date will become irrevocable at the expiration date. In the event of a termination of the tender offer, the Notes tendered in the tender offer will be returned promptly to the tendering holders.

         All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, and our determination shall be final and binding. None of us, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give such notification.

         Procedures for DTC Participants

         For a withdrawal of a tender of Notes to be effective, the information agent must receive a valid withdrawal request through the ATOP system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Notes in order that such Notes may be withdrawn. Any Notes properly withdrawn will be deemed not to be validly tendered for purposes of the tender offer.

         Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered by again following one of the appropriate procedures described in Item 6, "Procedures for Tendering Notes," at any time on or prior to the Expiration Date.

         Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the holder thereof without cost to such holder as soon as practicable following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

         All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Purchaser, in Purchaser's sole discretion (whose determination shall be final and binding). None of Purchaser, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

9.       Source and Amount of Funds

         The maximum amount of funds required by Purchaser to purchase the Notes pursuant to the Offer is estimated to be approximately $2,500,000, $2,875,000 or $3,250,000 plus approximately $71,000 in accrued interest, assuming that $5,000,000 aggregate principal amount of outstanding Notes are purchased at a price of $500, $575 or $650 per $1,000 principal amount, respectively. Purchaser expects to fund its purchase of Notes hereunder from available cash. See Item 1, "Purpose of the Offer."

10.      Conditions to the Offer

         The Offer does not have as a condition that a minimum principal amount of Notes be tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Purchaser's rights to extend and/or amend the Offer, Purchaser shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer if, in the reasonable judgment of Purchaser, any of the following conditions are not satisfied at the Expiration Date:

(1) there shall not have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Notes pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer, or (b) could materially affect the business, condition (financial or other), assets, income, operations or prospects of Purchaser and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of Purchaser and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to Purchaser;

(2) there shall not have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Purchaser or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the judgment of Purchaser, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

(3) Purchaser shall not have determined that the acceptance for payment of, or payment for, some or all of the Notes would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree or judgment of any court to which Purchaser may be bound or subject;

(4) the United States or Israel shall not have declared war or a national emergency and the commencement or escalation of armed hostilities directly or indirectly involving the United States or Israel shall not have occurred;

(5) there shall not have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, the New York Stock Exchange, the Nasdaq Stock Market or in the over-the-counter market, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel,
              (c) any limitation (whether or not mandatory) by any federal or state authority on, or any other event which might materially affect, the extension of credit by banks or other financial institutions, (d) any decline in either the Nasdaq Composite Index, the S&P 500 Composite Index or the Merrill Lynch Corporate & Government Master Index by an amount in excess of 15%, measured from the close of business on December 2, 2002, or (e) any major disruption of settlements of securities;

(6) there shall not be any change or changes that have occurred or are threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Purchaser or its subsidiaries that is or may be material to either Purchaser or its subsidiaries;

(7) a tender or exchange offer with respect to some or all of Purchaser's ordinary shares, or a merger or acquisition proposal for Purchaser, shall not have been proposed, announced or made by another person or shall not have been publicly disclosed, or Purchaser shall not have learned that a person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of Purchaser's outstanding ordinary shares, or any new group shall have been formed that beneficially owns more than 5% of Purchaser's outstanding ordinary shares; or

(8) there shall not have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Purchaser or any of its ordinary shares.

         The foregoing conditions are for the sole benefit of Purchaser and the failure of any such condition to be satisfied may be asserted by Purchaser regardless of the circumstances, including any action or inaction by Purchaser, giving rise to any such failure and any such failure may be waived by Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer in its sole discretion. If any of the foregoing conditions to the Offer shall not have been satisfied, subject to the termination rights as described above, Purchaser may, with respect to the Offer, (a) return tendered Notes to the holders who tendered them, (b) extend the Offer and retain all tendered Notes until the expiration of such extended Offer (in which case, the holders of such tendered Notes will not be entitled to additional withdrawal rights) (see Item 8, "Withdrawal of Tenders"), or (c) amend the Offer in any respect by making a Public Announcement. Purchaser also reserves the right at any time prior to the expiration of the Offer to waive satisfaction of any or all of the conditions to the Offer. The failure of Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time prior to the expiration of the Offer.

11.      Tax Considerations

     Certain U.S. Federal Income Tax Considerations

         The following is a general summary of certain material U.S. federal income tax consequences to holders of Notes upon the tender of Notes to Purchaser pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). This summary is not a complete description of all the consequences of a tender pursuant to the Offer and, in particular, may not address U.S. federal income tax considerations applicable to holders of Notes subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Notes as part of a hedge, straddle or conversion transactions, insurance companies, tax-exempt entities or holders who do not hold the Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment)). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of Notes, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

     U.S. Holders

         Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Notes that is a U.S. Holder. A "U.S. Holder" is a holder that is:

         o an individual who is a citizen or resident of the United States for federal income tax purposes;

         o a corporation (or other entity taxed as a corporation) created or organized under the laws of the United States or a political subdivision thereof;

         o an estate the income of which is subject to U.S. federal income taxation regardless of source, or;

         o a trust if (a) a U.S. court is able to exercise primary supervision over the trust's administration or (b) one or more U.S. persons, as defined under section 7701(a)(30) of the Code, have authority to control all the trust's substantial decisions.

         The tax treatment of a partner in a partnership may depend on both the partnership's and the partner's status. Partnerships tendering Notes and persons holding beneficial interests in Notes through a partnership are urged to consult their tax advisors.

         The receipt of cash for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the holder. In general, a U.S. Holder who receives cash for Notes pursuant to the Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Notes tendered less any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes, and such holder's adjusted tax basis in such Notes. A U.S. Holder's adjusted tax basis for a
Note is generally the price such holder paid for the Note, increased by any market discount previously included in such holder's income and reduced (but not below zero) by any amortized premium. Except as provided below, any gain or loss recognized on a tender of a Note will generally give rise to capital gain or loss if the Note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder's holding period in the Note for U.S. federal income tax purposes is more than one year. A U.S. Holder who has acquired a Note with market discount will generally be required to treat a portion of any gain on a tender of the Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously reported as ordinary income. Amounts received by a U.S. Holder in respect of interest on the Notes including any amounts attributable to accrued interest that have not been reflected in the U.S. Holder's adjusted tax basis in the Notes will be taxable as ordinary income.

     Credit for Taxes Withheld

         Subject to certain conditions and limitations, if taxes are withheld with respect to the payment of interest on the Notes, holders subject to tax in the U.S. could be eligible to claim such withholding tax as a credit or deduction for purposes of computing U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the withholding tax is not available under a treaty. The rules relating to foreign tax credits and the timing thereof are extremely complex. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit and the application of the foreign tax credit limitations.

         The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax considerations or any other considerations of the sale of Notes pursuant to the Offer. Thus, holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them, including tax return reporting requirements, the applicability and the effect of federal, state, local, foreign and other applicable tax laws and the effect of any proposed changes in the tax laws.

     Material Israeli Tax Considerations

         The tax discussion set forth below is included for general information purposes only and is based on present law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the views expressed in the discussion will be accepted by the tax authorities in question. Because individual circumstances may differ, you should consult your tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of our offer, including the application of Israeli or other tax laws.

     Withholding

         Under the laws of the State of Israel, the payment of interest by an Israeli borrower to a lender, whether a resident of Israel or not, is subject to withholding tax unless an exemption from such withholding is requested from and granted by the competent authorities of the State of Israel. Orckit has received an exemption from withholding for interest paid to qualified institutional buyers. Accordingly, Israeli withholding taxes will not be applicable to any payments by Orckit of interest on the Notes held by qualified institutional buyers. The payment of interest to holders of Notes who are not qualified institutional buyers will not be covered by the exemption and will be subject to Israeli withholding taxes. The repayment of the principal of a loan by an Israeli borrower to a lender, regardless of the place of residence or domicile of the lender, is not subject to withholding tax or other levy in Israel.

         If Orckit is required to withhold or deduct on account of Israeli taxes with respect to payments made to qualified institutional buyers, Orckit will pay to such holders (and no other holders) the Additional Amounts as may be necessary in order that the payments received by the holders of the Notes after deduction or withholding for or on account of any Israeli taxes shall be equal to the amount otherwise due and payable by Orckit if such amount had not been subject to such withholding or deduction. In addition, Orckit has undertaken to deliver in a timely manner to the Trustee (a) the original receipt issued by the Israeli tax authorities for the payment of any Taxes in connection with the Notes and
(b) an original certified English translation of any such receipt which is not in English.

         Israeli law generally imposes tax on the payment of interest by an Israeli borrower to a lender, whether a resident of Israel or not, at an individual's marginal rate (up to 50%) and 36% for companies. Generally, under Israeli law the rate of withholding tax applicable to interest payments paid to holders of Notes is 25%. Pursuant to the treaty concerning double taxation between the United States and Israel (The Convention between the Government of the State of Israel and the Government of the United States of America With Respect to Taxes on Income, or the "Treaty"), the payment of interest to a person who qualifies as a resident of the United States within the meaning of the Treaty and who is entitled to claim the benefits afforded to such residents under the Treaty ("Treaty U.S. Resident"), who is a holder of Notes but who is not a qualified institutional buyer, will be subject to Israeli withholding tax at a current rate of 17.5%.

     Disposition of Notes

         Israeli law generally imposes a capital gains tax on the sale of securities (including the Notes) of an Israeli company by both residents and non-residents of Israel, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. The law distinguishes between the "Real Gain" and the "Inflationary Surplus." The Real Gain is the excess of the total capital gain over the Inflationary Surplus. The Inflationary Surplus is computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of sale. The Real Gain is added to ordinary income which is taxed at an individual's marginal rate (up to 50%) and 36% for companies. The Inflationary Surplus accumulated from December 31, 1993 is exempt from capital gains tax. Under new tax reform legislation approved by the Israeli parliament on July 24, 2002, commencing on January 1, 2003, the tax rates applicable to the Real Gain are reduced, for both individuals and companies, to 25% for gains realized after January 1, 2003 (on a linear basis per holding period).

         Pursuant to the Treaty, the sale, exchange or disposition of the Notes, by a Treaty U.S. Resident will not be subject to Israeli capital gains tax.

         The above summary is not intended to constitute a complete analysis of all potential Israeli tax consequences relating to the sale of the Notes pursuant to the Offer. Holders of Notes are urged to consult their own tax advisors concerning the tax consequences of their particular situations. The above discussion is not intended, and should not be construed, as legal or professional tax advice.

12.      The Information Agent

         Purchaser has retained Bondholder Communications Group to act as the Information Agent in connection with the Offer.

         Purchaser will pay the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Requests for information or additional copies of this Offer to Purchase should be directed to the Information Agent.

13.      Solicitation

         Directors, officers and regular employees of either Purchaser and its affiliates (who will not be specifically compensated for such services) and the Information Agent may contact holders by mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

14.      Fees and Expenses

         Tendering holders of Notes purchased in the tender offer will not be obligated to pay commissions or fees to the information agent or to us. In addition, if you are tendering your Notes through a brokerage firm or other nominee, you may be charged a fee by such brokerage firm or nominee. You should consult with your broker or nominee to determine whether any fees or commissions will apply. We will not pay any such fees or commissions charged by your brokerage firm or nominee.

     Reimbursement of Nominee of Forwarding Expenses

         Banks, brokerage firms, or other nominees holding the Notes on your behalf will be reimbursed for reasonable expenses incurred in transmitting this document and all related materials with respect to this offer to their customers and account executives via First Class Mail and via Internet Email. Any such reimbursement will be made at levels consistent with those established by the New York Stock Exchange. Requests for reimbursement should be submitted to the information agent within ten business days of the Expiration Date.

         For providing assistance to other financial institutions in acquiring tenders, the Purchaser will pay Goldhar Securities Ltd. a solicitation fee of $5 per $1,000 of Notes which are processed through Goldhar Securities Ltd. and which result in the purchase of Notes by the Purchaser.

     Solicitation Fees; Eligible Institutions are not Agents of the Purchaser

         Purchaser will pay to any commercial bank or trust company having an office, branch or agency in the United States, and any firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (each an "Eligible Institution"), a solicitation fee of $15 per $1,000 of up to the first $250,000 face amount of Bonds of each of its customers that are purchased pursuant to the Offer. A customer is an individual, other than the Eligible Institution or an affiliate of the Eligible Institution, who manages his or her own investments or an individual whose investments are managed by an investment manager or a bank trust department that holds the investments of that individual in a separate account in the name of that individual or controlled affiliate. Eligible Institutions must submit to the Information Agent requests for payment of solicitation fees on a Solicitation Fee Payment Request Form no later than 5:00 p.m., New York City Time, on the tenth business day following the Expiration Date. No solicitation fee will be paid on requests received after that time. No Eligible Institution is the agent, nor will it be deemed to be the agent, of the Purchaser.

15.      Miscellaneous

         Purchaser is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, Purchaser will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such applicable laws, an Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.



December 16, 2002                                     ORCKIT COMMUNICATIONS LTD.



         Questions and requests for assistance or for additional copies of this Offer to Purchase and related materials or any document incorporated herein by reference may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

         Copies of the Offer to Purchase and related materials are posted on the Internet at the address listed below.



                  The Information Agent for the Offer is:



                      Bondholder Communications Group

                                In New York:
                          Attention: Ruth Campbell
                        30 Broad Street - 46th Floor
                            New York, N.Y. 10004

                        Email: rcampbell@bondcom.com
                         Telephone: 1-212-809-2663
                            Fax: 1-212-422-0790

                      Website: www.bondcom.com/orckit




                                 In Israel:
                          Goldhar Securities Ltd.
                    Rubinstein House - 20 Lincoln Street
                               Tel Aviv 67134

                           Attention: Sandy Houri
                         Telephone: +972 3 6254665
                            Fax: +972 3 6254662
                       Email: sandrine@goldhar-co.com